Exhibit 16.1

December 9, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
U.S.A.

Dear Sirs/Madams:

Re: Health Advance, Inc.

We are the former independent auditors for Health Advance, Inc. (the “Company”). We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8-K dated December 8, 2013 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

Toronto LLP

Licensed Public Accountants
Markham, Canada

DNTW Toronto LLP | 8953 Woodbine Avenue, Markham, Ontario, Canada, L3R 0J9, T. 905.474.5593 | www.dntw.com A member of Kreston International | A global network of independent accounting firms